Exhibit 99.3

September 7, 2021

TDCX Inc.

750D Chai Chee Road,

#06-01/06 ESR BizPark @ Chai Chee

Singapore 469004

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of TDCX Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

*        *        *

Sincerely yours,

/s/ Chia Ling Koh
Name: Chia Ling Koh

[Signature Page to Consent of Independent Director]